Exhibit 99.1

COMPANY CONTACT

Sean Mahoney (240) 744-1150

DIAMONDROCK HOSPITALITY COMPLETES SALE OF LOS ANGELES AIRPORT MARRIOTT

BETHESDA, Maryland, Thursday, December 19, 2014 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that it has completed the sale of the 1,004-room Los Angeles Airport Marriott (the “Hotel”).

“The sale of the Los Angeles Airport Marriott achieves the Company’s goal of strategically recycling capital from non-core assets into high-growth, high-quality assets.  This transaction improves the overall quality of our portfolio and increases our manager and brand diversity,” stated Mark W. Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company. “We are excited to have successfully redeployed the proceeds from this sale into our recent acquisition of the Westin Beach Resort & Spa, Fort Lauderdale, a premier beachfront hotel in the high growth, South Florida market.”

The Company sold the Hotel to the same buyer who purchased the Torrance Marriott from the Company in late 2013 for proceeds of approximately $160 million, including credit for the hotel’s replacement reserve. The total consideration represents a 6.6% capitalization rate on the Hotel’s net operating income of $10.5 million for the trailing twelve month period ended September 30, 2014.

The total consideration plus an estimated $15.0 million of incremental capital expenditures represents a 6.0% capitalization rate on the Hotel’s net operating income of $10.5 million for the trailing twelve month period ended September 30, 2014.  The Company expects to record a gain on the sale, which will be excluded from its reported Adjusted EBITDA and Adjusted FFO.

In conjunction with the sale, the Company prepaid the existing $82.6 million mortgage secured by the Hotel and incurred approximately $1.5 million of defeasance costs. The Company will exclude the defeasance cost from its reported Adjusted EBITDA and Adjusted FFO.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 27 premium quality hotels with over 10,500 rooms. The Company has strategically positioned its hotels to generally be operated under the leading global brands such as Hilton, Marriott, and Westin. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

Reconciliation of Forecasted Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income

(Unaudited, in millions)

Twelve Months Ended September 30, 2014

Net Income	$5.1
Depreciation Expense	4.2
Interest Expense	4.4
EBITDA	13.7
Capital Reserve Contributions	(3.2)
Net Operating Income	$10.5

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Hotel’s results of operations determined in accordance with GAAP.

The Company has presented hotel EBITDA and hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the Hotel’s EBITDA and net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Hotel’s financial performance. The table above is a reconciliation of the Hotel’s EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.